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                                                                  Exhibit 11

                    Horace Mann Educators Corporation
                   Computation of Net Income per Share
          For the Years Ended December 31, 1999, 1998 and 1997
              (Amounts in thousands, except per share data)


                                                      Year Ended December 31,
                                                -------------------------------
                                                  1999       1998        1997
                                                  ----       ----        ----

Basic - assumes no dilution:

Net income for the period                         $44,505    $85,312    $83,576
                                                  -------    -------    -------
Weighted average number of common
   shares outstanding during the period            41,246     43,239     45,825
                                                  -------    -------    -------

Net income per share - basic                      $  1.08    $  1.97    $  1.82
                                                  =======    =======    =======



Diluted - assumes full dilution:

Net income for the period                         $44,505    $85,312    $83,576
                                                  -------    -------    -------

Weighted average number of common
   shares outstanding during the period            41,246     43,239     45,825
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent
   securities:
      Stock options                                   387        451        416
      Common stock units related to Deferred
          Equity Compensation Plan for
          Directors                                    69         49         33
      Common stock units related to Deferred
          Compensation Plan for Employees               6          1          -
      Warrants                                          -         98        251
                                                  -------    -------    -------
Total common and common equivalent
   shares adjusted to calculate diluted
   earnings per share                              41,708     43,838     46,525
                                                  -------    -------    -------

Net income per share - diluted                    $  1.07    $  1.95    $  1.80
                                                  =======    =======    =======



Percentage of dilution compared to
   basic net income per share                         0.9%       1.0%       1.1%